SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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FIDELITY ADVISOR GROWTH OPPORTUNITIES FUND
SPECIAL MEETING OF SHAREHOLDERS ADJOURNED UNTIL September 17, 2025
CALL 1-844-670-2134 to vote your shares today!*
YOUR VOTE IS EXTREMELY IMPORTANT
NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE

Dear Shareholder:
Please be aware that the Fidelity Advisor Growth Opportunities Fund has adjourned the Special Meeting of Shareholders until September 17, 2025 at 8:00 a.m. Eastern Time (ET).
Please scan the QR code below for a message from portfolio managers Kyle Weaver and Becky Baker.

We have adjourned the special meeting of shareholders because we have not received the required number of votes to approve reclassifying the diversification status of the fund from diversified to non-diversified by eliminating the related fundamental policy. Until we receive a sufficient number of votes, the fund may continue to incur solicitation costs. You may think your vote is not important, but the only way to pass the proposal, which would provide the fund’s portfolio managers with increased investment flexibility and the potential for better investment performance, is to vote your shares.
As a shareholder, you have the right to consider the proposal and vote your shares. Please take a few minutes to vote by mailing your proxy card, or calling the toll-free number or visiting the website indicated on your proxy card.
If you have already voted, thank you for your response. If you have further questions, please call 1-877-208-0098.
*
Broadridge Financial Solutions, Inc. has been engaged by Fidelity Investments as a paid solicitor. Please contact them at the toll- free phone number provided above weekdays from 9:00 a.m. to 10:00 p.m. (ET), or Saturday and Sunday between the hours of 10:00 a.m. to 2:00 p.m. in order to cast your vote over the phone. In the event that you make a telephone call or receive a telephone call from a Broadridge Financial Solutions, Inc. representative, you may be asked to verify certain personal information for identification verification (e.g., name and address).

Sincerely,

Robert A. Lawrence
Chair
AGO25-ADJ-0625
1.9920548.102

Title: Fidelity Advisor Growth Opportunities Fund

Subheadline: Portfolio Managers Kyle Weaver and Becky Baker discuss an important proxy vote

[Kyle Weaver] Hi – I’m Kyle Weaver

[Becky Baker] And I’m Becky Baker. We are the portfolio managers of the Fidelity Advisor Growth Opportunities Fund.

As you may be aware, Fidelity is proposing to reclassify our fund as non-diversified, and we are actively seeking shareholder votes for the proposal.

We believe, and the Board of Trustees agrees, that this reclassification is in the best interest of the fund and its shareholders.

[Kyle] Importantly, this would give us increased flexibility in the management of the fund and provide the potential for better investment performance.

We want to ensure that you are aware of this proposal.

The email that accompanies this video includes a link to proxy details.

[Becky] Thank you, as always, for the confidence you have placed in us and in Fidelity.

###

The foregoing is not a solicitation of any proxy. For a free copy of the Proxy Statement describing the relevant reclassification discussed herein (and containing important information about fees, expenses, and risk considerations) and a prospectus for the relevant fund, please call 1-877-208-0098 (VIP funds, Advisor funds and classes). The prospectus/proxy statements will also be available for free on the Securities and Exchange Commission’s web site (www.sec.gov).

Past performance is no guarantee of future results.

Keep in mind that investing involves risk. The value of your investment will fluctuate over time, and you may gain or lose money.

Unless otherwise expressly disclosed to you in writing, the information provided in this material is for educational purposes only. Any viewpoints expressed by Fidelity are not intended to be used as a primary basis for your investment decisions and are based on facts and circumstances at the point in time they are made and are not particular to you. Accordingly, nothing in this material constitutes impartial investment advice or advice in a fiduciary capacity, as defined or under the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code of 1986, both as amended. Fidelity and its representatives may have a conflict of interest in the products or services mentioned in this material because they have a financial interest in the products or services and may receive compensation, directly or indirectly, in connection with the management, distribution, and/or servicing of these products or services, including Fidelity funds, certain third-party funds and products, and certain investment services. Before making any investment decisions, you should take into account all of the particular facts and circumstances of your or your client’s individual situation and reach out to an investment professional, if applicable.

Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks. Growth stocks can perform differently from the market as a whole and other types of stocks and can be more volatile than other types of stocks.

Before investing in any mutual fund, consider the funds’ investment objectives, risks, charges, and expenses. Contact your investment professional or visit institutional.fidelity.com for a prospectus or, if available, a summary prospectus containing this information. Read it carefully.

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1206974.2.0

1.9920796.100 (Revision to come)

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